UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 16, 2011

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 16, 2011, Terex Corporation (“Terex” or the “Company”) completed the purchase of the shares tendered as part of the public tender offer by Terex Industrial Holding AG, an indirect wholly-owned subsidiary of the Company, to all shareholders of Demag Cranes AG (“Demag Cranes”) at €45.50 per share. The Company paid approximately €779 million in cash for the acquired shares. As a result, Terex now owns approximately 82% of the shares of Demag Cranes. As previously disclosed, the Company and Demag Cranes entered into a Business Combination Agreement dated June 16, 2011 (the “Agreement”). The Agreement addresses issues regarding the relationship between Terex and Demag Cranes following the acquisition. The Agreement was described in the Company's Current Report on Form 8-K filed June 21, 2011 and was filed as Exhibit 10.1 thereto.

A copy of the press release announcing the completion of the acquisition of the Demag Cranes shares is filed as Exhibit 99.1 hereto and is hereby incorporated by reference into this Item 2.01.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of Businesses Acquired.
To the extent required by this item, the financial statements of Demag Cranes will be filed by an amendment to this Current Report on Form 8-K within the time period required under Item 9.01(a)(4) of Form 8-K.

(b) Pro Forma Financial Information.
To the extent required by this item, the pro forma financial statements with respect to Demag Cranes will be filed by an amendment to this Current Report on Form 8-K within the time period required under Item 9.01(a)(4) of Form 8-K.

(d) Exhibits

99.1    Press release of Terex Corporation issued on August 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2011

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel